UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐      Preliminary Proxy Statement
☐      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐      Definitive Proxy Statement
☐      Definitive Additional Materials
☑      Soliciting Material under § 240.14a-12
CT COMMUNICATIONS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The following materials were distributed to the employees of CT Communications, Inc. on or about July 6, 2007:
Update on the Merger Between Windstream Corporation and CT Communications Employee Questions and Answers
Will service tenure with CT Communications be bridged to Windstream?
CT Communications employees who transition to Windstream will retain their original hire date and service tenure as employees with Windstream. The bridging of service for former Alltel and Windstream employees will be reviewed on a case-by-case basis.
Will employees receive information on Windstream employment policies and practices prior to the closing of the merger?
Orientation sessions will be conducted for all employees 2-3 weeks before the anticipated date of the merger closing.
Will the 2007 company performance bonus be paid?
The 2007 bonus will be paid based on performance achievement calculated as of the calendar month end closest to the merger closing. Eligible employees who are severed due to position elimination prior to January 1, 2008 will receive a prorated amount based on their termination date. All other employees will be eligible to receive a bonus for the full year.
Will the supplemental match for the 401k be paid with the 2007 bonus?
The supplemental match will be paid following the closing. Windstream will determine the supplemental match in accordance with CTC’s existing practice, which will coincide with the bonus calculation.
Will the CTC Employee Stock Purchase Program be continued?
No. The program will be discontinued following the pay period ending June 30, 2007.
Windstream announced that it anticipates a significant synergy savings from the merger with CT Communications. How will this impact employee positions?
Windstream tells us that they have no plans for the elimination of any particular position. Integrated teams composed of representatives from Windstream and CT Communications are analyzing each business area and individual department functions to evaluate overall staffing needs, identify duplicative positions and develop a detailed integration plan to provide a seamless transition for customers.

What will the severance practice be if positions are eliminated following the closing of the sale?
Windstream will honor CT Communications’ severance practice of one (1) week of base pay for each full year of service with CTC or its subsidiaries and affiliated companies, a pro-rata week of base pay for each partial year of service, plus one (1) month of additional base pay, up to a maximum severance benefit of 26 weeks of base pay. All severance is payable less applicable withholdings required by law. Employees receiving this form of severance will be provided with no less than 60 calendar days notice of position elimination. Unused accrued vacation and Personal Paid Time Off (PPTO) will also be paid.
In the event of position eliminations, will outplacement assistance be provided?
Windstream traditionally provides outplacement assistance for employees.
When are Windstream employees paid?
All employees are paid bi-weekly.
Will employees who are taking approved educational courses under the Tuition Reimbursement Program continue to receive reimbursement for expenses?
Windstream has a similar Tuition Reimbursement Program. CTC employees who are currently participating and taking approved courses are eligible for reimbursement for those courses through 2007.
Additional Information and Where to Find It
In connection with the proposed Merger, CT Communications plans to file a proxy statement with the SEC. INVESTORS AND SECURITY HOLDERS OF CT COMMUNICATIONS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement will be mailed to shareholders of CT Communications. Investors and security holders may obtain a free copy of the proxy statement, when it becomes available, and other documents filed by CT Communications with the SEC, at the SEC’s web site at http://www.sec.gov. Free copies of the proxy statement, when it becomes available, and CT Communications’ other filings with the SEC may also be obtained from CT Communications by directing a request to CT Communications, Inc., 1000 Progress Place, NE, Post Office Box 227, Concord, North Carolina 28026-0227, Attention: David H. Armistead, Corporate Secretary.

CT Communications and its officers and directors may be deemed to be soliciting proxies from CT Communications’ shareholders in favor of the proposed merger. Information regarding CT Communications’ directors and executive officers is available in CT Communications’ proxy statement for its 2007 annual meeting of shareholders, which was filed with the SEC on March 22, 2007. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other relevant documents filed with the SEC when they become available.